EXHIBIT 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Offering Statement on Form 1-A, of our report dated March 28, 2024, with respect to our audit on the consolidated financial statements of Janover, Inc. as of and for the years ended December 31, 2023 and 2022, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ dbbmckennon

Newport Beach, California

August 6, 2024